THE  EMPIRE  DISTRICT  ELECTRIC COMPANY  602 JOPLIN  STREET   JOPLIN,
MISSOURI       64802       417-625-5100       FAX:       417-625-5169
www.empiredistrict.com

                                                         PRESS RELEASE
                                                For Immediate Release
Contact:


         MEDIA COMMUNICATIONS:          INVESTOR RELATIONS:
               Jay McBee                  Janet S. Watson
  Director of Corporate Communications Secretary - Treasurer
        417 625-5100, Ext. 2369       417 625-5100, Ext. 2223


                THE EMPIRE DISTRICT ELECTRIC COMPANY
            DECLARATION OF DIVIDENDS AND EARNINGS REPORT,
   ELECTION OF EXECUTIVE VICE PRESIDENT AND VICE PRESIDENT-FINANCE

JOPLIN, MO, February 1, 2001--(NYSE:EDE) At the Board of Directors meeting, the Directors declared a quarterly dividend of 32 cents per share on common stock payable March 15, 2001, to holders of record as of March 1, 2001.

     Excluding expenses related to the proposed merger with UtiliCorp United Inc. (which was terminated on January 2, 2001), the Company reported earnings of $23.9 million, or $1.37 per share, for the twelve months ended December 31, 2000, and $25.2 million, or $1.46 per share, for the twelve months ended December 31, 1999. All earnings are expressed as Net Income Applicable to Common Stock.

     Including merger expenses, the Company reported earnings for the twelve months ended December 31, 2000 of $23.6 million, or $1.35 per share. This compared to earnings of $19.5 million, or $1.13 per share, for the twelve months ended December 31, 1999.

     Excluding merger expenses, earnings for the fourth quarter of 2000 were $3.5 million, or $0.20 per share, as compared to earnings in the same quarter of 1999 of $3.8 million, or $0.22 per share. Merger expenses for the fourth quarter of 1999 and 2000 were essentially the same and reduced earnings by $0.01 per share for both quarters.

     Total revenues for the year 2000 were $260.0 million, compared with $242.2 million in 1999. For the fourth quarter of 2000, revenues were $62.3 million, compared with $52.7 million for the same quarter of 1999.

     Revenues for the twelve months ended December 31, 2000 were positively impacted by warmer than normal temperatures during the second and third quarters of 2000 and colder than normal temperatures during the fourth quarter. However, the increase in revenues for the year was more than offset by significantly increased natural gas and purchased power costs which negatively impacted earnings.

     Revenues for the fourth quarter of 2000 were positively impacted by the colder than normal temperatures in the quarter, but earnings were negatively impacted by significantly increased natural gas and purchased power costs.
                              - more -

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Page 2


     At today's meeting of the Board of Directors, the Directors elected Mr. William L. Gipson as Executive Vice President. Mr. Gipson has held positions in Information Services, Project Management, Economic Development, and was Director of Commercial Operations for the Branson, Missouri area. He has served as Vice President-Commercial Operations since April 1997. In addition, the Directors elected Mr. David W. Gibson as Vice President-Finance and Principal Financial Officer replacing Mr. Robert B. Fancher who is retiring effective February 28, 2001. Mr. Gibson has held positions in Internal Auditing, Corporate Planning, Financial and Regulatory Accounting, and has served as Director of Financial Services and Assistant Secretary since 1995. Mr. Darryl L. Coit, Controller and Assistant Treasurer, was also elected Assistant Secretary in addition to his other positions.

                THE EMPIRE DISTRICT ELECTRIC COMPANY
                        FINANCIAL HIGHLIGHTS

                        Quarter Ended Dec 31     Twelve Months Ended Dec 31
                          2000           1999           2000          1999
Operating Revenues   $ 62,322,000   $ 52,650,000   $260,003,000  $242,162,000  0
Net Income           $  3,330,000   $  3,626,000   $ 23,617,000  $ 22,170,000
Net Income Applicable
to Common Stock      $  3,330,000   $  3,626,000   $ 23,617,000  $ 19,463,000
Merger Expenses      $    127,000   $    128,000   $    327,000  $  5,772,000
Net Income Applicable
to Common Stock
(Excluding Merger    $  3,457,000   $  3,754,000   $ 23,944,000  $ 25,235,000
Expenses)
Weighted Average
Common Shares          17,595,916     17,332,907     17,503,665    17,237,805
Outstanding
Basic and Diluted
Earnings Per Share        $0.19         $0.21          $1.35         $1.13
Basic and Diluted
Earnings Per Share        $0.20         $0.22          $1.37         $1.46
(Excluding Merger
Expenses)

The Empire District Electric Company is an investor-owned utility providing electric service to approximately 145,000 customers in southwest Missouri, southeast Kansas, northeast Oklahoma and northwest Arkansas. The Company provides monitored security, energy services, fiber optic service and decorative lighting as well as water service in three incorporated communities in Missouri.


                                 ###


Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations, and events or conditions concerning various matters. Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K and Form 10-Q.